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                                                                EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into by and between ABAXIS, Inc. (the "Company") and Clinton H. Severson ("Severson").

         1. POSITION AND DUTIES: You will be employed by the Company as President and Chief Executive Officer and Director reporting to the Company's Board of Directors (the "Board"). You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. These duties shall include, but not be limited to, any duties consistent with your position, as well as any other duties which may be assigned to you from time to time by the Board.

         2. TERM OF EMPLOYMENT: Your employment with the Company is for a three year period, commencing on June 24, 1996, subject to the provisions regarding termination set forth below. If you and the Company desire to continue your employment beyond three years, you and the Company may extend your employment by written agreement. Upon the termination of your employment, neither you nor the Company shall have any further obligation or liability to the other, except as set forth in Paragraphs 4 and 5 below.

         3. COMPENSATION: You will be compensated by the Company for your services as follows:

                  (a) Salary: You will be paid a monthly salary of $16,667.00, less applicable withholding, in accordance with the Company's normal payroll procedures. Your salary will be reviewed by the Compensation Committee of the Board on an annual basis, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Any adjustment to your salary shall be in the sole discretion of the Board.

                  (b) Bonus: You will be eligible to participate in the Company's executive performance bonus plan, under terms to be negotiated within 90 days of your start date.

                  (c) Benefits: You will have the right, on the same basis as other executive employees of the Company, to participate in and to receive benefits under the Company's group health, dental and disability insurance plans, as well as under the Company's 401(k) plan. In addition, you will accrue paid time off of 30 days per year for vacation, or sick time purposes.

                  (d) Stock Options: Subject to the Board's approval, you will be granted one or more options to purchase a total of 250,000 shares of the


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Company's common stock, which will be treated as an incentive stock option to the maximum extent permitted under the Internal Revenue Code and the Company's Stock Option Plan, at the stock's fair market value on June 26, 1996, the date of the grant; such option(s) will vest 25% at the end of your first year of employment with the Company and 1/48th per month thereafter, unless the Company is sold (in which case all unvested shares subject to the option will immediately vest).

         Your receipt of the foregoing option will be subject to your acceptance of the Company's standard form of stock option agreement and the Company's Stock Option Plan, which will set forth the specific terms and conditions governing each option.

         4. BENEFITS UPON VOLUNTARY TERMINATION: In the event that you resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination or as may be required by law. In particular, you shall not be entitled to any bonus under subsection 3(b) unless that bonus was earned prior to the date of your termination. You agree that in the event you resign from your employment with the Company for any reason, you shall provide the Company with two months' written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

         5. BENEFITS UPON OTHER TERMINATION: Notwithstanding Paragraph 2 above, you agree that your employment may be terminated by the Company at any time, with or without cause. In the event your employment is terminated by the Company for the reasons set forth below, you shall be entitled to the following:

                  (b) Termination for Cause: If your employment is terminated by the Company at any time for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. In particular, you shall not be entitled to any bonus under subsection 3(b) unless that bonus was earned prior to the date of your termination for cause.

         For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company's reputation or business;
(iv) your failure or inability to perform any reasonable assigned duties


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after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction for any criminal act which impairs your ability to perform your duties under this Agreement.

                  (c) Termination for Other than Cause: If your employment is terminated by the Company for any reason other than cause, you shall receive severance payments at your final salary rate, less applicable withholding, for a period of six months following such termination. Severance payments will be made in accordance with the Company's normal payroll procedures, and will be less applicable withholding. In addition to any severance to which you are entitled under this subsection, you shall also be entitled to receive any compensation and benefits which you earn under Paragraph 3 through the date of your termination; provided, however, that you shall not be entitled to any bonus under subsection 3(b) unless that bonus was earned prior to the date of your termination.

         6. EXCLUSIVE REMEDY: We agree that the severance payments described in Paragraph 5(b) shall be your sole and exclusive remedy in the event that the Company terminates your employment without cause, and you shall be entitled to no other compensation for any damage or injury arising out of the termination of your employment by the Company.

         7. CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of your employment with the Company, you agree to sign its standard form of employee confidentiality and assignment of inventions agreement at the start of your employment.

         8. DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of our employment relationship, the termination of that relationship or this Agreement (including, but not limited to, any claims of wrongful termination or age or other discrimination), we agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. We hereby agree to waive our respective rights to have any such disputes tried by a judge or jury. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of the Company's trade secrets or proprietary information.

         9. ATTORNEYS' FEES: The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

         10. INTERPRETATION: This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

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         11. ASSIGNMENT: In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your obligations under this Agreement.

         12. ENTIRE AGREEMENT: This letter, along with any agreements relating to proprietary rights or stock options referred to herein, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

         13. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized member of the Board.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

                                      Sincerely,

                                      ABAXIS, INC.

Date: ___________________________        By: ___________________________

                                        Its: ___________________________


Date: ___________________________       ________________________________
                                        Clinton H. Severson


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